Filed pursuant to Rule 424(b)(3)

Registration No. 333-233363

Prospectus Supplement No. 2

(To Prospectus dated September 29, 2020)

INX LIMITED

130,000,000 INX Tokens

This is a supplement (“Prospectus Supplement”) to the prospectus, dated September 29, 2020 (the “Prospectus”) of INX Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-233363).

This Prospectus Supplement updates and should be read in conjunction with, and delivered with, the Prospectus. To the extent there is a discrepancy between the information contained herein and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

This Prospectus Supplement consists of the Report on Form 6-K filed with the Securities and Exchange Commission on October 30, 2020 as set forth below.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Purchasing INX Tokens involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus.

None of the United States Securities and Exchange Commission, the Gibraltar Financial Services Commission, or any state securities commission or other jurisdiction has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 30, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of October 2020

333-233363

(Commission File Number)

INX LIMITED

(Exact name of Registrant as specified in its charter)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INX Limited

Date: October 30, 2020	By:	/s/ Shy Datika
Shy Datika

Exhibit 99.1

INX Applies for Listing on the Canadian Securities Exchange (CSE)

Application represents the next step towards digital securities trading on a traditional exchange

New York, USA and Toronto, Canada, October 30, 2020 - INX Limited (“INX”) today announced its application for listing of its digital security, the INX Token, on the Canadian Securities Exchange (“CSE”). The listing application is subject to the approval of the CSE.

INX recently launched the first SEC-registered digital security IPO for both retail and institutional investors. INX intends to use the net proceeds from the IPO for a launch of a regulated trading platform for digital assets and provide novel trading and capital raising financial instruments to enterprises in collaboration with traditional exchanges worldwide. The CSE is a proponent of exchange-listed digital securities and continues to work towards additional services in connection with the post-trade processes for these securities.

Richard Carleton, CEO of the CSE has stated that “The CSE is working hard towards listing solutions that cater to a rapidly changing and increasingly digitized capital markets environment. Digital securities represent a logical evolution in how investment instruments are constructed, issued, and traded on a regulated marketplace. It comes as no surprise that new product innovations are originating from Israel, where the culture of entrepreneurship and technical leadership are a perfect fit with our exchange.”

Shy Datika, Co-Founder and President of INX commented that “Digital securities represent new opportunities in regulated cross-border trading and multi-listings. It is a new era in capital markets where each listed security can be seamlessly traded on multiple exchanges providing much higher access to capital and liquidity for each trading asset.”

About INX

INX aims to provide a regulated trading platform for digital securities combining traditional markets expertise and a novel fintech approach. INX is led by an experienced team of business, finance, and blockchain technology experts unified by the vision of redefining the world of capital markets via the leveraging of blockchain technology and novel regulatory approach.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the research, development, and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail in the prospectus that forms a part of the effective registration statement filed with the SEC, including under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable as of the date hereof, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.